UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 18, 2014

CLAIRE’S STORES, INC.

(Exact name of registrant as specified in its charter)

Florida

(State or other jurisdiction of incorporation)

1-8899, 333-148108, 333-175171	59-0940416
(Commission File Numbers)	(I.R.S. Employer Identification No.)

2400 West Central Road, Hoffman Estates, Illinois 60192

(Address of principal executive offices)

Registrant’s telephone number, including area code: (847) 765-1100

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensation Arrangements of Certain Officers.

(e) On March 18, 2014, upon the recommendation of its Compensation Committee, the Board of Directors of Claire’s Inc., a Delaware corporation (“Parent”), the parent corporation of Claire’s Stores, Inc., a Florida corporation (the “Company”), approved amendments (the “Amendments”) to certain fully vested stock options outstanding under Parent’s Amended and Restated Stock Incentive Plan (the “Plan”) to extend the exercise period of such fully vested stock options for a period of an additional five years.

Under the Plan, 895,250 options granted during the Company’s fiscal year 2007 (“2007 Options”) are outstanding and were scheduled to expire on the seventh anniversary of the grant date; 220,250 options granted during the Company’s fiscal year 2008 (“2008 Options”) are outstanding and were scheduled to expire on the seventh anniversary of the grant date; and 84,750 options granted during the Company’s fiscal year 2009 (“2009 Options” and collectively with the 2007 Options and the 2008 Options, the “Expiring Options”) are outstanding and were scheduled to expire on the seventh anniversary of the grant date. All Expiring Options entitle the holder to purchase one share of Parent’s common stock at an exercise price of $10.00 per share. All Expiring Options are fully vested.

As a result of the Amendments, the 2007 Options will expire on the anniversary of the applicable grant date in fiscal 2019, the 2008 Options will expire on the anniversary of the applicable grant date in fiscal 2020, and the 2009 Options will expire on the anniversary of the applicable grant date in fiscal 2021. Except for the extension of the scheduled expiration dates, the terms of the Expiring Options are unchanged by the Amendments.

The Expiring Options are held by approximately 75 employees and directors. Among the employees holding Expiring Options is J. Per Brodin, the Company’s Executive Vice President and Chief Financial Officer. Mr. Brodin holds 60,000 of the 2008 Options.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CLAIRE’S STORES, INC.

Date: March 24, 2014	By:	/s/ J. Per Brodin
J. Per Brodin
Executive Vice President and Chief Financial Officer